<SEQUENCE>1


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K and Form 10-KSB   [ ] Form 11-K   [ ] Form 20-F
               |X| Form 10-Q and Form 10-QSB   [ ] Form 10-D   [ ] Form N-SAR

For Period Ended: March 31, 2008

               [ ] Transition Report on Form 10-K and Form 10-KSB
               [ ] Transition Report on Form 10-Q and Form 10-QSB
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Regent Technologies, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

Regent Petroleum Corporation
--------------------------------------------------------------------------------
Former Name if Applicable

6727 Hillcrest Ave., Suite E
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Dallas, Texas 75205
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR, or Form N-CSR, or portion thereof
[X] will, be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q,or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB 11-K, 20-F, 10-Q, 10-QSB, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

Regent Technologies, Inc. ("Company") will not be able to file its quarterly report on Form 10-QSB for the period ended March 31, 2008 (the "First Quarter 10-QSB") by the prescribed deadline due to delays created from the evaluation of the implementation by the Company of Statements of Financial Accounting Standards (SFAS) # 157 "Fair Value Measurements", which became effective on January 1, 2008. The Company expects to file the First Quarter 10-QSB on or before May 19, 2008.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 David A. Nelson            (214)                507-9507
         -----------------------------------------------------------------------
                  (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Regent Technologies, Inc.
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date: May 12, 2008                By: /s/ David A. Nelson
      ---------------                    ---------------------------------------
                                         David A. Nelson, President